Exhibit 99.1

Bacterin Announces Third Quarter 2014 Results

Company increases year-over-year sales, improves margins and reduces loss from operations

Third Quarter Highlights:

•	Third Quarter 2014 total revenue increased approximately 6.6% to $8.454 million from $7.930 million reported during the third quarter of 2013
•	Gross profit increased 17.9% to $5.436 million compared to $4.612 million reported during the third quarter of 2013
•	Gross margins improved to 64.3%, an increase from 58.2% reported in the third quarter of 2013
•	Net loss from operations decreased to a loss of $1.250 million, a significant improvement compared to a loss of $2.347 million during the third quarter of 2013.

BELGRADE, MT--(BUSINESS WIRE) November 5, 2014 -- Bacterin International Holdings, Inc. (NYSE MKT: BONE), a leader in the development of bone graft material and coatings for medical applications, today reported financial results for the third quarter ended September 30, 2014.

Revenue

Third quarter 2014 revenues were $8.454 million, an increase of 6.6% over third quarter 2013 revenues of $7.930 million. The higher revenues reflect the company's ongoing investment in its hybrid sales function calling on orthopedic surgeons and neurosurgeons.

"We continue to deliver solid, organic, year-over-year growth," said Dan Goldberger, CEO of Bacterin International. "Our tenured sales representatives are becoming more productive and we are more effectively recruiting experienced sales talent as well as increasing the number of manufacturer representatives carrying Bacterin products."

Gross Profit

Gross profit reported for the third quarter of 2014 increased 17.9% to $5.436 million from $4.612 million reported for the third quarter of 2013. The higher gross profit was due to sales mix and ongoing productivity improvements.

Gross margins for the period were 64.3%, an increase over the Company's 2013 third quarter reported gross margin of approximately 58.2%. Although the Company's reported margins were in excess of 63%, the Company reiterated its guidance on gross margins within the previously announced range of 61.0% to 63.0%.

Sales and Marketing Expenses

Third quarter 2014 sales and marketing expenses decreased 3.1% to $3.927 million, as compared to $4.054 million during the same period in 2013. Sales and marketing as a percentage of revenues decreased to 46.5%, which compares favorably to 51.1% reported for the third quarter of 2013.

General and Administrative Expenses

General and administrative expenses for the quarter decreased 16.3% to $2.282 million, compared to $2.727 million reported during the third quarter of 2013.

Research and Development Expenses

The Company reported third quarter 2014 research and development expenses of approximately $378,000 related to its ongoing product development initiatives.

Loss from Operations

The reported third quarter 2014 loss from operations was $1.250 million, a 46.7% decrease from the year-ago period operating loss of $2.347 million. "We continue to demonstrate strong financial discipline in our organization as evidenced by our increasing gross margin and decreasing operating loss," said Dan Goldberger, CEO of Bacterin International.

EBITDA

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income/loss from operations before depreciation, amortization and non-cash stock-based compensation. EBITDA for the third quarter of 2014 was a loss of approximately $839,000, a significant improvement over the third quarter of 2013 EBITDA loss of $1.847 million.

Financial Liquidity

As of September 30, 2014 the Company had cash and cash equivalents of approximately $6.953 million, which compares to $3.046 million as of December 31, 2013.

Call Details

The Company will hold a conference call hosted by Dan Goldberger, Chief Executive Officer, and John Gandolfo, Chief Financial Officer, to discuss financial results at 10:00 a.m. ET, on Thursday, November 6, 2014. A slide presentation will also be available on the Company’s website prior to the conference call. Please refer to the information below for conference call dial-in information and webcast registration.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact the Cockrell Group at 1-877-889-1972.

Conference date: November 6 2014, 10:00 AM ET

Conference dial-in: 877-269-7756

International dial-in: 201-689-7817

Conference Call Name: Bacterin's Third Quarter 2014 Results Call

Webcast Registration: Click Here

Following the live call, a replay will be available on the Company's website, www.bacterin.com, under "Investor Info".

About the Presentation of EBITDA

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) from operations before depreciation, amortization and non-cash stock-based compensation. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Bacterin nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP.

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE MKT: BONE) develops, manufactures and markets biologics products to domestic and international markets. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses coatings for various medical device applications. For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to meet its existing and anticipated contractual obligations, including financial covenant and other obligations contained in the Company's secured lending facility; the Company's ability to manage cash flow and achieve profitability; the Company's ability to remain listed on the NYSE MKT; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's sales force to achieve expected results; the ability of the Company's customers to pay and the timeliness of such payments; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the Company's ability to successfully conclude government investigations; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact:

COCKRELL GROUP

Rich Cockrell

877-889-1972

investorrelations@thecockrellgroup.com

cockrellgroup.com

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	September 30,	As of
	2014	December 31,
	(Unaudited)	2013

ASSETS
Current Assets:
Cash and cash equivalents	$6,953,279	$3,046,340
Trade accounts receivable, net of allowance for doubtful accounts of $1,463,046 and $1,309,859, respectively	4,294,496	4,793,834
Inventories, net	11,139,471	10,753,600
Prepaid and other current assets	808,213	574,910
Total current assets	23,195,459	19,168,684

Non-current inventories	1,635,380	2,119,952
Property and equipment, net	4,767,137	5,180,556
Intangible assets, net	649,119	586,965
Other assets	1,566,059	1,821,471

Total Assets	$31,813,154	$28,877,628

LIABILITIES & STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$3,893,250	$2,767,639
Accounts payable - related party	406,669	647,844
Accrued liabilities	1,947,328	3,585,037
Warrant derivative liability	2,018,234	1,594,628
Current portion of capital lease obligations	109,235	171,926
Current portion of royalty liability	951,500	836,750
Current portion of long-term debt	49,918	47,727
Total current liabilities	9,376,134	9,651,551

Long-term Liabilities:
Capital lease obligation, less current portion	9,782	73,777
Long term royalty liability, less current portion	6,425,500	6,609,232
Long-term debt, less current portion	20,459,494	16,385,245
Total Liabilities	36,270,910	32,719,805

Commitments and Contingencies
Stockholders' (Deficit) Equity
Preferred stock, $.000001 par value; 5,000,000 shares authorized; no shares issued and
outstanding	-	-
Common stock, $.000001 par value; 95,000,000 shares authorized; 6,684,551 shares issued and outstanding as of September 30, 2014 and 5,343,282 shares issued and outstanding as of December 31, 2013	7	5
Additional paid-in capital	63,107,378	56,516,491
Accumulated deficit	(67,565,141)	(60,358,673)
Total Stockholders’ (Deficit) Equity	(4,457,756)	(3,842,177)

Total Liabilities & Stockholders’ (Deficit) Equity	$31,813,154	$28,877,628

On July 25, 2014, the Company completed a 1:10 reverse split of its common stock, effective at the close of business on Friday, July 25, 2014 and in effect for trading purposes on Monday, July 28, 2014. All references to common shares and per share amounts have been retroactively adjusted to reflect the stock split for all periods presented.

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue
Tissue sales	$8,246,325	$7,710,256	$25,712,586	$24,430,158
Royalties and other	207,179	219,727	537,821	385,480
Total Revenue	8,453,504	7,929,983	26,250,407	24,815,638

Cost of tissue and medical devices sales	3,017,734	3,318,327	9,718,952	10,011,687

Gross Profit	5,435,770	4,611,656	16,531,455	14,803,951
	64.3%	58.2%	63.0%	59.7%
Operating Expenses
General and administrative	2,282,386	2,726,586	6,664,982	7,652,958
Sales and marketing	3,927,028	4,053,679	12,387,459	12,057,389
Research and development	378,252	37,742	955,111	224,739
Depreciation and amortization	58,763	97,923	216,343	304,771
Non-cash consulting expense	39,697	43,153	81,924	11,924
Total Operating Expenses	6,686,126	6,959,083	20,305,819	20,251,781

Loss from Operations	(1,250,356)	(2,347,427)	(3,774,364)	(5,447,830)

Other Income (Expense)
Interest expense	(1,498,508)	(1,197,370)	(4,216,109)	(3,436,006)
Change in warrant derivative liability	1,653,425	(849,288)	1,038,190	246,337
Other income (expense)	(70,344)	17,551	(253,289)	108,616

Total Other Income (Expense)	84,573	(2,029,107)	(3,431,208)	(3,081,053)

Net Loss	$(1,165,783)	$(4,376,534)	(7,205,572)	(8,528,883)

Net loss per share:
Basic	$(0.19)	$(0.85)	$(1.26)	$(1.83)
Dilutive	$(0.19)	$(0.85)	$(1.26)	$(1.83)

Shares used in the computation:
Basic	6,233,751	5,161,631	5,711,452	4,661,135
Dilutive	6,233,751	5,161,631	5,711,452	4,661,135

On July 25, 2014, the Company completed a 1:10 reverse split of its common stock, effective at the close of business on Friday, July 25, 2014 and in effect for trading purposes on Monday, July 28, 2014. All references to common shares and per share amounts have been retroactively adjusted to reflect the stock split for all periods presented.

BACTERIN INTERNATIONAL HOLDINGS, INC.
RECONCILIATION OF EARNINGS BEFORE INTEREST, TAXES,
DEPRECIATION AND AMORTIZATION (EBITDA)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
EBITDA
Net loss from operations	$(1,250,356)	$(2,347,427)	$(3,774,364)	$(5,447,830)
Depreciation and amortization	58,763	97,923	216,343	304,771
Allocated depreciation	94,000	94,000	282,000	282,000
Stock option compensation	218,675	265,607	870,048	510,624
Non-cash consulting expense	39,697	43,153	81,924	11,924
	$(839,221)	$(1,846,744)	$(2,324,049)	$(4,338,511)